Exhibit 99.3

Dividend Reinvestment Plan (DRIP) Payroll Deduction Form

Employees (including employees of our subsidiaries or affiliates) who hold shares of our common stock as the shareholder of record may participate in the Dividend Reinvestment Plan (DRIP) and may participate through payroll deductions by completing this form. Employees may invest through payroll deductions in employee-designated amounts per pay period. Payroll deductions and optional cash payments by employees cannot exceed a combined total of $50,000 in any calendar year; any payments made in excess of $50,000 per year will be returned to the employee.

Computershare Trust Company, N.A., the Plan Administrator, receives employees’ payroll deductions on a monthly basis in the month in which the deductions occur. The Plan Administrator will hold the payroll deductions and purchase Middlefield Banc Corp. stock in accordance with the terms of the Middlefield Banc Corp. Dividend Reinvestment Plan.

[  ] New Enrollment / Reinstatement:

I, _________________________________________________, hereby authorize The Middlefield Banking Company to withhold $ ____________________ per bi-weekly pay period from my wages on a post-tax basis for the purchase of Middlefield Banc Corp. stock. I understand that this deduction will be in effect until I provide a written request to update the current deduction or discontinue the deduction. I confirm that I am a shareholder of record of Middlefield Banc Corp. stock.

[  ] Update Current Deduction:

Increase or decrease current deduction amount (enter new deduction amount): $ __________________

[  ] Discontinuation:

I, ________________________________________________, hereby wish to discontinue my payroll deduction for the purchase of Middlefield Banc Corp. stock.

Employee Signature: _______________________________________ Date: _________________________________

Employee Home Address: __________________________________ State: _________ Zip Code: ____________

Please return completed form via email to: accountingmail@middlefieldbank.com and hr@middlefieldbank.com

The Middlefield Banking Company, Middlefield Banc Corp, and their employees, and/or representatives cannot provide legal or financial advice regarding employee stock purchase(s). Employees that wish to participate in the Dividend Reinvestment Plan through payroll deductions should consult their financial advisor with any questions or concerns. Please refer to Middlefield Banc Corp. Dividend Reinvestment Plan prospectus at https://ir.middlefieldbank.com/stock-information/stock-purchase-program/default.aspx for further information.